Exhibit 10.8
Sales Representative Agreement
THIS AGREEMENT is made and entered into this 20th day of November, 2007 (“Effective Date”) by and between PEI Disposal Group, Inc., a Delaware corporation (hereinafter called “the Company”), having its principal executive office and place of business at One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania 19053 and Soil Disposal Group, Inc., a New York corporation (hereinafter called the “Representative”), having its principal offices at 19 Kirkland Drive, Greenlawn, NY 11740, and for purposes of being personally and individually bound to the confidentiality provisions contained in Section 13 hereof and the non-competition, non-solicitation and non-disparagement provisions set forth in Section 14 hereof, Richard Rivkin (“RR”), Stephen Shapiro (“SS”), James Case (“JC”), Jeffrey Berger (“JB” and with RR, SS and JC, individually, a “Principal” and collectively, the “Principals”) and Aaron Environmental Group, Inc. (“AEG”).
BACKGROUND
The Company is a wholly-owned subsidiary of Pure Earth, Inc., a Delaware corporation (“PEI”). The PEI Entities’ (as defined in Section 1 below) business includes the purchase, sale, treatment, processing, cleansing, transport, disposal and/or use or reuse of contaminated soils (including without limitation, soils not meeting applicable regulatory definitions of clean fill, and soils considered contaminated under applicable regulatory definitions), uncontaminated soils, aggregate materials, dredged materials, construction debris, and demolition debris, as well as other liquid, solid and semi-solid waste materials (the “Business” and any services provided to customers in connection with the Business are referred to herein as the “Services”). The Company was formed for the purpose of promoting and selling the Services on behalf of PEI. Representative is an independent contractor in the business of promoting and selling such Services. The Company desires to retain the services of Representative and Representative desires to serve the Company to market and solicit orders for the sale of the Services on the terms and under the conditions herein set forth.
The Principals and AEG are direct or indirect shareholders of Representative and will receive benefits from this Agreement in their capacities as such. The Principals and AEG are entering into this Agreement and agreeing to be bound by Sections 13 and 14 hereof as a material inducement to Company to enter into this Agreement. The Company would not enter into this Agreement without the Principals and AEG agreeing to be bound by such provisions.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties do hereby covenant and agree as follows:
1. Definitions. The following meanings shall apply herein to the following respective terms wherever the same are used in this Agreement:
(a) “Acquisition Agreement” shall mean that certain Asset Purchase Agreement dated the date hereof by and among the Representative, Richard Rivkin, Stephen Shapiro, James Case, Jeffrey Berger, AEG and the Company.
(b) “Adjusted Profit” shall mean with respect to a given period, the Company’s sales (net of any discounts for prompt payment or otherwise, “Net Sales”)
(i) minus (reduced by) the following items:
(A) transportation and Disposal Costs associated with such sales,
(B) all the Company’s direct costs of sales,
(C) all general and administration expenses of the Company,

(D) a corporate G&A overhead allocation (related to services provided by PEI as the corporate parent) equal to five and one-half percent (5.5%) of the Company’s transportation and Disposal Costs, and
(E) expenditures for office equipment regardless whether the same is capitalized or expensed by the Company;
(ii) plus (increased by) the following items:
(A) salary, bonus and benefits expense of one office manager (not to exceed $75,000 per year in the aggregate),
(B) rent expense for the Long Island Office (as defined below) (which shall include annual base rent, additional rent, common area expenses and utilities (including heat, air conditioning and similar expenses)) (collectively, “Rent”),
(C) expenditures for office equipment (not to exceed $20,000 during the period commencing on the Effective Date continuing through December 31, 2008, and thereafter only as approved by the Company);
(D) supplies, internet advertising, telephone expenses and dodge report subscription aggregating with Rent and office equipment (described in clause (b)(ii)(C) above (x) not more than $150,000.00 during the period commencing on the Effective Date and continuing through December 31, 2008 and (y) not more than $135,000 per calendar year thereafter (provided that the Company will give due consideration to approving additional expenditures for office equipment needed in the event Representative expands its staff (with the Company’s consent) after the first year of this Agreement), and
(E) any applicable Right of First Refusal Adjustment Amount (as defined below).
In clarification of the foregoing, costs incurred at the Company such as staff salaries (in excess of the one office manager referenced in clause (b)(ii)(A) above), non-internet advertising, other subscriptions, holiday gifts for clients, etc. (and any other selling, general or administrative expenses not specifically enumerated in clause (b)(ii) above) will be treated as expense of the Company and will reduce the Adjusted Profit.
(c) “Current Contract Term” shall mean with respect to the then current Initial Term (as defined below) or Renewal Term (as defined below), as the case may be, such entire Initial Term or Renewal Term notwithstanding any early termination thereof.
(d) “Customers” shall mean all persons, firms, corporations or other entities to which PEI or the Company sells Services. The identity of and information obtained concerning Persons that become customers of the Company as a result of the efforts of Representative under this Agreement shall be the property of the Company.
(e) “Disposal Costs” shall mean all costs associated with managing, treating, processing, cleansing, using and/or reusing Waste Materials, and including fees paid or payable to third party receiving facilities.
(f) “House Account(s)” shall mean “those Customers of any PEI Entity existing as of the date hereof or which become Customers of any PEI Entity after the date hereof through no substantial effort or assistance of Representative and which are or will be serviced directly by the Company, PEI or other PEI Entity and as to which Representative shall not be entitled to earn Commissions, provided, however, that House Accounts that are general contractors (e.g., Turner Construction) or other House Accounts that, similar to general contractors, traditionally run multiple independent projects in diverse geographical areas, will be treated as House Accounts on a job registration basis, such that Representative may pursue job opportunities for such general contractors (and other similarly structured operations) with respect to jobs or projects that are not or have not already been solicited by any PEI Entity. Notwithstanding the foregoing, to the extent a Customer identified by Representative is an existing Customer of a PEI Entity, the parties will examine both the nature and longevity of the business relationship between such Customer and the PEI Entities on the one hand and such Customer and Representative or its shareholders on the other hand, and the historical amount of business transacted with such Customer, in determining whether Representative should be provided the opportunity to solicit sales from such Customer and receive commissions in connection therewith.

(g) “Person” shall mean a natural person, joint venture, corporation, partnership, trust, estate, sole proprietorship, governmental agency or authority or other entity.
(h) “PEI Entities” means, PEI and any and all subsidiaries and affiliates of PEI, including, without limitation, the Company, and the term “PEI Entity” means any of the PEI Entities.
(i) “Prospect List” shall mean the list of Persons attached hereto as Exhibit A, which was acquired by the Company pursuant to the Acquisition Agreement.
(j) “Representative Parties” shall mean, collectively, Representative, the Principals and AEG and the term “Representative Party” shall mean any of the Representative Parties.
(k) “Restricted Period” shall mean
(i) The Current Contract Term plus eighteen (18) months thereafter, if:
(x) Representative’s appointment as a sales representative hereunder is (A) terminated by the Company pursuant to Section 9(a), 9(c) or, 9(d), (B) deemed to automatically terminate prior to expiration of the Current Contract Term pursuant to Section 9(b), or (C) terminated voluntarily by Representative prior to expiration of the Current Contract Term, or
(y) if Representative determines not to permit this Agreement to automatically renew at the end of the Current Contract Term pursuant to Section 9 hereof; or
(ii) The period commencing on the date hereof and continuing through and including the Termination Date if:
(x) the Company determines not to permit this Agreement to automatically renew at the end of the Current Contract Term,
(y) the Company otherwise terminates the Agreement for any reason other than pursuant to Sections 9(a), 9(c) or 9(d) hereof, or
(z) Representative otherwise terminates this Agreement pursuant to Section 9(a) hereof due to a Payment Default under this Agreement by the Company that remains uncured and, if the Company contests the termination of this Agreement by Representative, a court of competent jurisdiction has made a final and non-appealable determination that the Company committed a Payment Default and failed to cure such Payment Default, and as a result thereof Representative had the right to terminate the Agreement pursuant to Section 9(a) hereof. For purposes of this Agreement a “Payment Default” shall mean the wrongful failure of the Company to pay amounts due under this Agreement when due, of if such amounts are in good faith dispute among the parties, then such failure to pay continues for more than thirty (30) days after a determination on the merits thereof by an arbitrator pursuant to the procedures for arbitration of disputes set forth in the Acquisition Agreement;
provided, however, that to the extent the Restricted Period applies to the Principals or AEG individually and any Principal or AEG ceases at any time to hold, on a direct or indirect basis, stock or other equity interest in Representative, then the Restricted Period only as it applies to such Principal or AEG individually shall end on the earlier to occur of (i) the end of the Restricted Period or (ii) the expiration of eighteen (18) months after the date on which such Principal or AEG ceases to hold, on a direct or indirect basis, stock or other equity interest in Representative.

(l) “Termination Date” shall mean the effective date upon which Representative’s appointment and position as a sales representative for the Company pursuant to Section 2 hereof terminates or is terminated.
(m) “Waste Materials” shall mean contaminated soils (including without limitation, soils not meeting applicable regulatory definitions of clean fill, and soils considered contaminated under applicable regulatory definitions), uncontaminated soils, aggregate materials, dredged materials, construction debris, and demolition debris, as well as other liquid, solid and semi-solid waste materials.
2. Appointment.
(a) The Company hereby appoints Representative and Representative hereby accepts such appointment as an independent sales representative of the Company with the non-exclusive, non-assignable right during the term of this Agreement to solicit orders for the sale of Services to the Persons listed on the Prospect List and other prospects known to or developed by Representative, provided that House Accounts shall not be solicited or otherwise called upon by Representative.
(b) Nothing in this Agreement shall be construed to constitute Representative as the partner, employee, joint venturer, or agent of the Company, nor shall Representative have any authority to enter into any binding agreement with Customers or any other Person on behalf of the Company in any respect; provided however that in connection with the services rendered by Representative hereunder, Representative shall present itself as a sales representative exclusively for the Company. Representative shall not identify itself as the Company or as authorized to assume or create any obligation of any kind, express or implied, on behalf of the Company or to bind the Company in any respect whatsoever. Representative is and shall at all times during the term of this Agreement be and remain an independent contractor and as such is and shall be solely responsible for its own actions.
(c) Representative shall indemnify, defend and hold the Company harmless from and against all claims, losses, and liabilities whatsoever arising out of damage to property, injury to, or death of persons, occasioned by or in connection with, the acts or omissions of Representative or any of Representative’s salespersons, employees, agents or contractors, or the use of any motor vehicle or other equipment or property in connection therewith and from and against all claims, losses, and liability for costs, expenses, and attorney’s fees in connection therewith.
3. Covenants, Duties and Obligations of Representative.
(a) Representative shall endeavor and use all best efforts (through the efforts of the Principals) to market and promote the sales of and solicit orders for Services exclusively for the Company and PEI by all means at its disposal from the Persons listed on the Prospect List and from other prospects known to or developed by Representative as well as to develop new Customers for PEI and the Company, in accordance with the terms and conditions from time to time established by the Company in its sole discretion. Representative shall not promote the sale of or solicit orders for products or services (including, without limitation, the Services) or otherwise perform any services for any Person other than PEI and the Company.
(b) Representative shall promptly submit to the Company all orders submitted by a Person to Representative for Services. The information submitted to Representative with respect to each such order shall include the name of the Person placing the order and its principal business address and telephone number, the key personnel responsible for placing the order, the Services to be rendered and such other information that the Company may request from time to time.

(c) Representative shall ensure that each Person whom it retains or employs in connection with this Agreement other than the Principals (each, a “Representative Employee”) executes and delivers, prior to or contemporaneously with his or her retention or engagement by Representatives and as a condition precedent to any such engagement or employment, a Confidentiality and Non-Competition Agreement, in the form attached hereto as Exhibit 3(c)(i). No Representative Employee shall be permitted to provide any services for Representative under this Agreement until the Company receives an original executed copy of Exhibit 3(c)(i) from such Representative Employee. Representative represents and warrants to the Company that none of the Principals have been hired by Representative as an employee or in any other capacity prior to the execution and delivery of this Agreement. Contemporaneously with the execution and delivery of this Agreement, Representative shall hire each of the Principals as an employee of the Company and require each of the Principals, as a condition to employment with Representative, to execute and deliver a Confidentiality and Non-Competition Agreement, in the form attached hereto as Exhibit 3(c)(ii). Additionally, Representative shall cause each of the Principals other than Richard Rivkin to execute and deliver a Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit 3(c)(iii) contemporaneously with the execution and delivery of this Agreement and shall cause Aaron Environmental Group, Inc. and Richard Rivkin to execute and deliver a Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit 3(c)(iv). A copy of all such Confidential and Non-Competition Agreements shall be promptly delivered to the Company upon the execution thereof by the applicable parties thereto. No Representative Employee or Principal shall perform services for the Company on behalf of Representative until the Company receives a copy of the applicable Confidentiality and Non-Competition Agreements executed by such Representative Employee or Principal.
(d) Representative shall abide by all rules, regulations and policies prescribed from time to time by the Company in connection with the sale of Services or the servicing of Customers.
(e) Representative shall not appoint any sub-representatives to promote the sale of Services without first obtaining the prior written consent of the Company. Representative agrees to and does hereby exonerate, indemnify and hold the Company harmless from and against and shall be solely responsible for the payment of all federal, state and local taxes, contributions and/or special levies imposed or required under employment, insurance, social security, income tax, or other tax with respect to the performance by Representative under this Agreement.
(f) Representative shall promptly follow up on all sales leads supplied to Representative by the Company.
(g) Representative shall assist the Company in the collection of any delinquent accounts of the Customers from which Representative obtains orders.
(h) Representative shall not make any promise, affirmation or representation or other benefit in favor of any Customer or assume any liability on behalf of the Company.
(i) Representative shall not use any advertising, promotional or selling materials in relation to the Services, other than those Materials (defined below) approved in advance or provided by the Company, except with the Company’s prior written approval.
(j) Principals shall be the individuals primarily responsible for performing and/or supervising the performance of the functions that are undertaken by Representative hereunder. Representative shall direct and cause each Principal to diligently and faithfully devote his entire time, energy, skill and good faith efforts during regular business hours to perform, in such Principal’s capacity as an employee of Representative and on behalf of Representative, Representative’s obligations and this Agreement. Representative shall cause each Principal to comply with the terms and conditions of this Agreement and to be governed by and be subject to all of the Company’s rules and regulations applicable to Representative in connection with the performance of this Agreement. Representative shall direct and cause each Principal to travel as required in furtherance of Representative’s obligations under this Agreement.
(k) Representative shall render services, including, but not limited to, general staffing, sales and operations at the Company provided, however, that all pricing and credit terms for transactions must be approved by PEI or the Company.

(l) Representative shall make recommendations to the Company regarding staffing needs and hiring and firing decisions for the Company, which recommendations shall be given due consideration by the Company. In addition, all general and administration expenses of the Company referred to in Paragraph 1(b)(i)(C) hereof, shall be directly related to the business and affairs of the Company, which shall be limited to the solicitation of , selling to, management of , entertainment of, servicing of, and/or contracting with or for, customers and prospective customers of the Company, pursuant to the efforts of Sales Representative.
4. Duties, Obligations and Rights of the Company. The Company agrees to:
(a) furnish Representative advertising materials and promotional materials (collectively “Materials”), as the Company deems advisable, and may from time to time prepare for use regarding the sale of Services. All of such Materials shall remain the exclusive property of the Company until distributed to Customers.
(b) furnish such sales and service assistance as it, in its sole discretion, deems advisable.
(c) issue invoices to the Customers upon completion of the Services with respect to an order.
(d) hire transporters for the purpose of fulfilling orders, that are identified by Representative and reasonably acceptable to the Company, subject to PEI’s right of first refusal set forth in Section 16 below.
(e) subject to the following sentence regarding prior approval of certain expenses, reimburse Representative for necessary and customary business related expenses incurred by Representative in connection with the performance of its obligations under this Agreement in accordance with the normal reimbursement policies of the Company, including, but not limited to, reimbursement for business expenses related to Customer entertainment and holiday gifts for Customers, provided that Representative shall provide the Company with receipts and other documentation to the reasonable satisfaction of the Company evidencing such expenditures. Notwithstanding the foregoing, the following expenditures shall require the prior written approval of the Company in order to be eligible for reimbursement by the Company: (i) any single expenditure or series of related expenditures in excess of $500.00, (ii) if the aggregate amount of expenditures in a given month exceeds $2,000.00, any expenditures in excess of $250.00 in such month and (iii) any other expenditures that from time to time the Company notifies Representative as requiring prior written approval. Any such expenditures reimbursed by the Company will reduce the Adjusted Profit except as otherwise provided herein.
5. Quotations.
(a) Unless otherwise instructed by the Company, all quotations made by Representative on behalf of the Company and orders obtained shall be at prices authorized by the Company. All prices for Services within the scope of this Agreement shall be subject to revision in accordance with the Company’s prices and terms in effect at the time of acceptance of the order, unless otherwise specified by the Company.
(b) Whenever special prices, terms or other conditions are necessary in order to secure business not otherwise obtainable, Representative shall promptly advise the Company which may at its sole option authorize the quotation of special prices, terms or conditions. Any special prices, deliveries, terms or conditions granted by the Company in any such case shall be limited to that case and shall not be used for any future sale without the Company’s written authorization.
6. Order Acceptance/Rejection.
(a) The Company has the right, in its sole discretion, to accept or reject (in whole or in part) any or all orders from Customers, including without limitation, orders that, in the sole opinion of the Company, involve questionable credit risks or orders which for any reason are deemed unacceptable to the Company. the Company shall not be liable to Representative for loss or damage caused by the Company’s inability or refusal for any reason to accept an order to provide Services and Representative shall have no right to any indemnification or other compensation whatsoever on account of the Company’s refusal or failure to accept any order. All sales of Services shall be subject to the Company’s terms and conditions of sale in effect at the time of acceptance of the corresponding order.

(b) The Company may, in its sole discretion, from time to time and at any time establish, change, alter or amend terms and conditions of sale, rates of discount, price and methods of payment on all sales of Services.
(c) Orders solicited by Representative on behalf of the Company shall in all cases be subject to the Company’s acceptance at its principal office, in its sole discretion.
7. Compensation.
(a) In consideration of Representative’s performance of its duties as described herein, the Company shall, during the Term, (i) pay Representative Nine Hundred Dollars ($900) per month per Principal, during each month in which each of the Principals continues to be employed by Representative and continues to perform his obligations contemplated by this Agreement (the “Fixed Monthly Payment”), with the first such Fixed Monthly Payment being prorated for the unexpired portion of the first month in which this Agreement becomes effective, payable within five (5) business days after the date of this Agreement and all subsequent Fixed Monthly Payments payable on or before the 5th day of each calendar month thereafter during the Term and (ii) pay Representative commissions (“Commissions”) based on the amount of the Company’s Adjusted Profit during the Term, as set forth herein. The Commissions payable to Representative shall be equal to (x) for the period commencing on the Effective Date and continuing through and including June 30, 2008, five percent (5%) of the Adjusted Profit for such period and (y) for the period commencing July 1, 2008 and continuing through and including the Termination Date, twenty-five percent (25%) of the Adjusted Profit for such period. In clarification of the Fixed Monthly Payment, for example, in any month where only three of the Principals remain employed by Representative and continue to perform the obligations contemplated hereby, the aggregate Fixed Monthly Payment will be $2,700.
(b) Subject to the Advance Commission Limit (as defined below), Commissions with respect to Net Sales in a given month shall be paid by the Company to Representative on or prior to the twentieth (20th) day of the next following month in order to allow time for the Company’s books of account for the month to be closed. Commissions will be deemed paid as advances on Net Sales to the extent that receivables related to such sales remain outstanding and uncollected at the time the Commissions are paid, but Commissions will not be deemed earned until the accounts receivable related to such sales have actually been collected. No Commissions shall be earned on sales to the extent any receivables related to such sales have not been collected within one hundred eighty (180) days after the date of the applicable invoice (“Delinquent Accounts”) and any Commissions that were advanced against Delinquent Accounts shall be, at the election of the Company in its sole discretion, either credited back to the Company against future Commissions earned or directly reimbursed to the Company by Representative upon demand by the Company. In no event shall Representative be entitled to Commissions on any Delinquent Accounts, even if such receivables are ultimately collected. On or about the 15th day of each calendar month, Representative shall submit to the Company an estimate of its actual Net Sales during such initial 15-day period in such month and the good faith estimated transportation and disposal costs associated therewith, and the Company shall estimate the Adjusted Profit related to such Net Sales (the “Estimated Interim Profit”). Subject to the Advance Commission Limit, the Company shall pay Representative twenty percent (20%) of such Estimated Interim Profit within five (5) days following such submission by Representative. At the time Commissions are paid as contemplated by the first sentence of this Section 7(b), any advances to Representative based on such Estimated Interim Profit shall be reconciled and the amount of Commissions payable adjusted to reflect the prior payment of advances on such Estimated Interim Profit. Commissions advanced on uncollected sales (including, without limitation, amounts advanced with respect to the Estimated Interim Profit) shall not at any time, in the aggregate, exceed Two Hundred Thousand Dollars ($200,000.00) (the “Advance Commission Limit”) and the Company shall not be obligated to advance Representative unearned Commissions in excess of the Advance Commission Limit notwithstanding anything to the contrary contained herein. The Company shall deliver with each Commission Payment, a statement describing the calculation of the Adjusted Profit and Commissions.

(c) Periodically, but not less than annually, the Company shall reconcile Commissions paid to Representative against Commissions earned by Representative based upon the Adjusted Profit as calculated by the Company for the applicable period. If such reconciliation indicates that Commissions paid to Representative are greater than Commissions earned by Representative, the amount of the overpayment shall be, at the election of the Company in its sole discretion, either credited back to the Company against future Commissions earned or directly reimbursed to the Company by Representative upon demand by the Company. If such reconciliation indicates that Commissions paid to Representative are less than Commissions earned by Representative, then the amount of the underpayment shall be paid by the Company to Representative. In any event, the Company shall deliver to Representative a statement describing such reconciliation.
(d) The Company shall not deduct for taxes, assessments or other charges. However, if the Company shall be required under the laws of any jurisdiction to deduct from any payments made to Representative any income taxes, or withholding taxes or fees in lieu of income taxes which may be levied against Representative, then the Company shall so deduct such taxes or fees, provided the Company promptly furnishes to Representative tax receipts or other documentary evidence, evidencing payment of such taxes or fees to the appropriate governmental authority or agency.
(e) Any overpayments of Commissions to Representative resulting from refunds, settlements of claims, other adjustments with Customer, or any other cause, similar or dissimilar, may be deducted from any Commissions otherwise due Representative or in the alternative shall be repaid by Representative immediately upon demand of the Company, as the Company shall determine.
8. Long Island Office. The Company shall promptly following the execution of the Agreement open an office (the “Long Island Office”) in leased space at a location identified by Representative on Long Island, New York, that is reasonably acceptable to the Company. Representative shall have the right to occupy and use such office in connection with the performance of Representative’s obligations under this Agreement. Representative agrees to comply with any and all terms of any applicable lease agreement and rules and regulations for the premises and any applicable laws, including, without limitation, those related to occupancy of the leased premises. The Company shall be solely responsible for paying all rent for the Long Island Office.
9. Term and Termination. Representative’s appointment and position as a sales representative pursuant to this Agreement shall commence on the date hereof and continue until December 31, 2012 (the “Initial Term”). The Initial Term shall thereafter automatically renew on the same terms for additional two-year terms (each, a “Renewal Term”) unless either party gives the other party written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Term, as the case may be. Representative’s appointment and position as a sales representative pursuant to this Agreement shall be terminable as follows:
(a) by either party upon breach by the other party of any of the covenants or agreements contained herein, provided that, if such breach is capable of being cured Representative’s appointment as a sales representative hereunder may not be terminated unless the breach remains uncured for a period of ten (10) days after the non-breaching party provides written notice of the breach to the breaching party;
(b) automatically without prior notice, demand or judicial notice upon the occurrence of any of the following events:
(i) if Representative enters into voluntary or involuntary bankruptcy, or ceases to make payments to its creditors or for any reason ceases to actively conduct business,
(ii) if Representative liquidates or makes or causes to be made an assignment of its assets or business, whether in whole or in part, for the benefit of its creditors,
(iii) if a receiver or trustee is appointed to take over or administer or conduct all or any part of the business or property of Representative, or
(iv) if there is a change in control of Representative or transfer of substantially all of the business assets of Representative or a merger or reorganization which, in the Company’s opinion, affects the relationship between the Company and Representative (Representative shall give the Company notice at least ten (10) days before the occurrence of any such event);

(c) by the Company if one or more Principals (i) is convicted of a felony or crime of moral turpitude, (ii) commits an act of theft, embezzlement or act of fraud or dishonesty with respect to the Company, (iii) willfully violates any federal, state or local law in connection with causing Representative to carry out its responsibilities and duties hereunder or which adversely affects the Company, the health, safety or welfare of its employees or its reputation, (iv) willfully violates any material rules, policies or procedures of the Company in connection with causing Representative to perform its duties hereunder, (v) engages in other misconduct which is harmful to the Company in any material respect or (vi) engages in continued recklessness, neglect or incompetence in the performance, or the non-performance, of Representative’s duties and obligations contemplated under this Agreement; or
(d) by the Company upon notice to Representative if any two or more of the Principals fail to remain actively involved in Representative’s business,
10. Effect of Termination.
(a) Upon termination, all rights granted to Representative under or pursuant to this Agreement shall cease, except that Representative shall be entitled to Commissions on orders meeting each and all of the following criteria: (i) such orders are received by the Company prior to the Termination Date, and (ii) such orders are for Services to be rendered not more than thirty (30) days after the Termination Date, and (iii) the Company is paid in full within one hundred eighty (180) days after the date of the invoice related to the order. Representative specifically acknowledges that no Commissions whatsoever will be due to Representative with respect to any order or portion of an order which does not meet each and all of the foregoing requirements.
(b) Notwithstanding the foregoing, if this Agreement is terminated by the Company as a result of Representative’s failure to comply with all of its obligations set forth in Subsection 10(c) and Sections 13 and 14 below, Representative shall forfeit all outstanding accrued and unpaid commissions including Commissions which would have otherwise been payable to Representative pursuant to section 10(a) above. Representative and the Company agree that such forfeiture is in the nature of liquidated damages, is reasonable and is not in the nature of a penalty, provided that, notwithstanding the foregoing, the PEI Companies shall also have the right to injunctive relief set forth in Section 15 hereof.
(c) Representative shall submit to the Company at least three (3) days before the Termination Date, a complete list of quotations outstanding, full information on each, including current status as well as such other information concerning the Customers as the Company may reasonably request.
(d) Upon expiration or termination of this Agreement in any manner, and except for the obligations set forth above in this Section 10, the Company shall not be liable to Representative either for compensation or for direct, incidental, special, exemplary, consequential, or punitive damages of any kind or character whatsoever, whether on account of the loss by Representative of present or prospective profits or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of Representative’s business.
11. Reimbursement of Legal Fees. Provided that (i) Representative is not in continuing breach of this Agreement, (ii) the appointment of Representative as a sales representative hereunder has not been terminated by the Company pursuant to Section 9(a), 9(c) or 9(d) above or automatically pursuant to Section 9(b) above and (iii) if any of the Principals are claiming reimbursement for attorneys’ fees pursuant to this Section 10, such Principals continue to be employed by Representative and actively involved in Representative’s business and causing Representative to perform its obligations under this Agreement, the Company shall pay any reasonable attorneys’ fees that are incurred by Representative and/or any of the Principals in connection with the defense of any legal proceedings, lawsuits or claims asserted against any of them by Clean Earth, Inc. arising from this Agreement or the Acquisition Agreement, provided, however, that any award of damages will be borne by Principals and/or Representative. Such legal fees will be paid within thirty (30) days after the Company’s receipt of the legal bill and confirmation with the Principals and/or Representative, as applicable, that the amount of legal fees is not in dispute.

The Company’s sole obligation pursuant to this Section 11 is to pay reasonable attorneys’ fees incurred by Representative and/or the Principals in accordance with this Section 11, subject at all times to the conditions and limitations set forth herein. Notwithstanding the foregoing, the Company shall have no obligation to pay any such legal fees in the event that Representative has breached its representations and warranties set forth in Section 18(b) hereof and the restrictive covenants described in Section 18(b) gave rise to the lawsuit or other proceeding and, in the event the Company has paid any such legal fees, Representative shall or shall cause Principals to reimburse Representative for the amount of such legal fees paid by the Company upon demand by the Company.
12. Finder’s Fee Program. If Representative identifies and introduces opportunities for PEI that are acquired by PEI, PEI will pay to Representative a finder’s fee equal to one percent (1.0%) of the aggregate cash and stock paid by PEI for such acquisition opportunities.
13. Confidentiality. Each of the Representative Parties recognizes and acknowledges that by reason of its or his present and future service to the Company it or he has been and will be given access to confidential and/or proprietary information of the PEI Entities, including, without limitation, information and knowledge pertaining to innovations, designs, ideas, plans, trade secrets, proprietary information, sales and profit figures, customer and client lists (including, without limitation, the Persons listed on the Prospect List), and relationships between certain PEI Entities, customers, clients, suppliers and others who have business dealings with PEI Entities (collectively, “Confidential Information”). Each of the Representative Parties acknowledges that such Confidential Information is a valuable and unique asset of the applicable PEI Entities and each of the Representative Parties covenants and agrees that it or he will at all times keep confidential such Confidential Information, and will not at any time during or after the expiration or earlier termination of this Agreement (a) disclose, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless authorized in writing to do so by the Company, or (b) use any Confidential Information for its own purpose or for the benefit of any person, firm, corporation, association or other entity other than the Company; except in the proper performance of sales representative services under this Agreement as instructed by the Company. Upon the expiration or earlier termination of the term of this Agreement, or at any other time upon request of the Company, each of the Representative Parties shall promptly deliver to the Company, all property, equipment, sales literature, promotional materials, other records, documents and Materials relating to any PEI Entity or the Services (including information and documents stored on computers, disks or any other medium), regardless of whether or not such information is Confidential Information. Representative and AEG shall cause their respective officers, agents, employees and other representatives to be bound by the foregoing confidentiality provisions, and agrees to be responsible for any breach thereof by any such officers, agents, employees or other representatives. The provisions of this Section 13 shall survive the expiration or earlier termination of the Term of this Agreement. Confidential Information does not include information which: (a) is known to any Representative Party at the time of disclosure to such Representative Party by the Company as evidenced by such Representative Party’s written records, (b) has become publicly know and made generally available through no wrongful act of a Representative Party, or (c) has been rightfully received by a Representative Party from a third party who is authorized to make such disclosure.
14. Non-Competition; Non-Solicitation; Non-Disparagement. Each of the Representative Parties agrees that it or he will not except with the Company’s prior written consent, during the Restricted Period, directly or indirectly:
(a) for its own benefit or for the benefit of any Person in any business in competition with the Business, canvas, contact, solicit, contract with or accept any business from any customer or prospective customer of a PEI Entity, including, without limitation, any Person on the Prospect List;
(b) directly or indirectly request or advise any past, present or future Customers (a future Customer being defined as one that has been actively solicited by any PEI Entity prior to the cessation of Representative’s engagement as a sales representative of the Company) of such PEI Entity, including, without limitation, the Persons listed on the Prospect List, to withdraw, curtail or cancel their business with such PEI Entity;
(c) render services to, become engaged as an independent contractor by, own or have a financial interest in (either as a partner, joint venturer, owner, stockholder, independent contractor or any other role) any business which is engaged in the same, similar or competitive business as the Business, within a 125 mile radius of Times Square, New York, except that nothing herein shall prohibit the Representative Parties from owning up to 1% of the outstanding shares in a publicly traded corporation;

(d) induce, offer, assist, encourage or suggest (i) that another business or enterprise offer employment to or enter into a business affiliation with any Person that is or was an employee, agent or representative of any PEI Entity within the one (1) year period prior to such solicitation or employment, or (ii) that any PEI Entity employee, agent or representative terminate his employment or business affiliation with such PEI Entity;
(e) hire, employ or contract with any Person that is or was an employee, agent or representative of any PEI Entity within one (1) year period prior to such solicitation or employment; or
(f) disparage any of the PEI Entities or any of their respective directors, officers, employees or agents.
15. Injunctive Relief.
(a) The parties agree that any breach by any Representative Party of the covenants and agreements contained in Sections 13 and 14 will result in irreparable injury to the applicable PEI Entities for which money damages could not adequately compensate the PEI Entities, and, therefore, in the event of any such breach, the PEI Entities shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction, whether preliminary, mandatory, temporary or permanent issued by any competent court of equity enjoining and restraining such Representative Party and/or any other Person involved therein from continuing such breach without the necessity of showing any particular injury or damage or posting of any bond or other security. The existence of any claim or cause of action which any Representative Party may have against any PEI Entity or any other Person shall not constitute a defense or bar to the enforcement of such covenants. The covenants contained in Sections 13 and 14 are independent of all other covenants between the parties hereto and shall survive the termination of this Agreement.
(b) Each of the Representative Parties and the Company agree and acknowledge that the duration, scope and geographic area of the covenant not to compete described in Section 14 above is fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the PEI Entities, that adequate consideration has been provided to Representative. If, however, any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall be considered divisible and not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
16. Right of First Refusal. PEI shall have rights of first refusal as described herein to provide all transportation and disposal services to the Company on sales generated by Representative; provided, however, that for purposes of calculating Adjusted Profit, if PEI’s cost of providing such transportation and disposal services is more than ten percent (10%) in excess of the bona fide competitive bid (“Bona Fide Competitive Bid”) for such services by a third party having the financial wherewithal, operational capacity and bonding capability (if required) to perform the services, and PEI desires to perform the services it may do so, provided that an adjustment shall be made to the Adjusted Profit calculation in the amount by which PEI’s charge for such services exceeds 110% of such other competitive bid (the “Right of First Refusal Adjustment Amount”) to avoid adversely affecting Commissions payable to Representative. If Representative obtains a Bona Fide Competitive Bid and desires to accept it, Representative shall provide written notice to the Company and PEI of such Bona Fide Competitive Bid, including a copy of the Bona Fide Competitive Bid, the name of the bidder and its principal office address and telephone number and information regarding the financial wherewithal, operational capacity and bonding ability (if applicable) of the bidder. PEI shall have a period of twenty four hours from the date and time such notice is received by PEI to notify Representative whether or not it desires to exercise its right of first refusal pursuant to this Section 16. If PEI notifies Representative in accordance with the terms of this Agreement that it desires to exercise its right of first refusal, then Representative may not cause the Company to accept the Bona Fide Competitive Bid and PEI shall be engaged to perform such services.

If PEI notifies the Company that it does not intend to exercise its right of first refusal or if PEI fails to provide such notice to Representative within such twenty four hour period, then Representative may accept the Bona Fide Competitive Bid on behalf of the Company, but only on the same terms and conditions that were provided in the notice to PEI. If any of the terms of the Bona Fide Competitive Bid change, then Representative shall provide written notice to PEI and the Company of the changed terms and PEI shall again have the right of first refusal described herein with respect to the Bona Fide Competitive Bid, as amended or modified.
17. Common Stock Opportunities. PEI will endeavor to have the Board of Directors of PEI establish opportunities for Representative to obtain additional common stock opportunities after the second year of the Term (i.e., after the end of the twenty-four month period following the Effective Date), tied to future performance by Representative.
18. No Violation of Third Party Proprietary Rights, etc.
(a) Representative represents and warrants to the Company (i) that none of the information and materials in its possession and/or the possession of any of the Principals, or that from time to time may come into their possession, which may from time to time be used by Representative and/or the Principals acting on behalf of Representative in the performance of this Agreement, including, without limitation, any and all lists of Persons identified as prospective customers that were obtained by or from any of the Principals, is considered proprietary or confidential information of any other Person, including, without limitation, Clean Earth, Inc. or any other former employer of any of the Principals, nor was such information acquired by Representative or the Principals in violation of any proprietary rights of any other Person, including, without limitation, Clean Earth, Inc. or any other former employer of any of the Principals and (ii) that Representative and the Principals have the right to use all such information in furtherance of Representative’s duties under this Agreement. The use of such information will not infringe or otherwise violate the proprietary or other rights of any other Person, including, without limitation, Clean Earth, Inc. or any other former employer of any of the Principals. No Person, including, without limitation, Clean Earth, Inc. or any other former employer of any of the Principals, will have any claim for monetary damages or equitable relief (including injunctive relief) against any Principal, Representative, the Company, PEI or any other PEI Entity for misappropriation of proprietary information or under any other legal theory, as a result of or related to Representative and/or any Principal using such information in the performance of Representative’s duties under this Agreement.
(b) Representative further represents and warrants to the Company that Principals’ ownership interest in Representative, Representative’s entry into this Agreement and the performance of this Agreement by Representative and Principals acting on behalf of Representative does not violate any restrictive covenants to which Representative or to any Principal is subject or bound, including, without limitation, any covenant not-to-compete, and that neither Representative nor any Principal is prohibited from performing or causing Representative to perform Representative’s obligations under this Agreement due to such restrictive covenants.
(c) Representative represents and warrants to the Company that neither it nor any of the Principals are presently, directly or indirectly, employed by, serving as an independent contractor for, or joint venturer, partner, or director of Clean Earth, Inc., or any other company in competition with the Business.
(d) Representative shall indemnify, defend and hold harmless the Company from and against any and all losses, expenses, costs, damages, claims, actions, lawsuits and proceedings, including, without limitation, reasonable attorneys’ fees, arising from or related to any breach of the representations and warranties made by Representative in this Section 18.
19. Shareholders of Representative. Representative represents and warrants that a true, correct and accurate list of the shareholders of Representative as of the date hereof is set forth on Exhibit 19 attached hereto, and if any such shareholders are entities, a list of the owners of all of the issued and outstanding equity of such entities.
20. Notice. All notices and communications between the parties hereunder shall be in writing and shall be delivered in person, by certified U.S. mail, return receipt requested or via a nationally recognized overnight courier, postage or shipping costs prepaid, and shall be addressed to the parties at their respective business addresses as set forth on the first page of this Agreement, or at such different address as such party may hereafter designate in writing by notice similarly given. All such notices shall be deemed given on the day delivered if delivered in person, on the third day after deposited in the U.S. mail or the next day after deposited with an overnight courier service for delivery.

21. Miscellaneous.
(a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Representative and Representative’s legal representatives, successors, and permitted assigns.
(b) This Agreement and the Exhibits attached hereto supersede and replace any and all prior and contemporaneous written or oral understandings, agreements and commitments between the parties relating to the subject matter hereof. It expresses the complete and final understanding of the parties hereto and cannot be changed or terminated orally.
(c) If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.
(d) No failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
(e) This is a personal service contract and may not be assigned by Representative.
(f) The headings of the several sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
(g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws and each party hereto consents to the exclusive jurisdiction and venue of the state courts located in Bucks County, Pennsylvania and the federal courts for the Eastern District of Pennsylvania. The parties irrevocably consent to service of process by certified mail, return receipt requested to the addresses set forth herein, or to such other address as to which notice thereof has been given. If the Company is forced to resort to the courts in order to enforce its rights under this Agreement, the Company will be entitled to receive reimbursement of any and all legal fees and costs incurred in connection therewith.
(h) THE PARTIES ACKNOWLEDGE THAT STRADLEY, RONON, STEVENS & YOUNG, LLP (THE “FIRM”) DRAFTED THIS AGREEMENT ON BEHALF OF THE THE COMPANY AT THE REQUEST OF THE THE COMPANY AND THAT PRIOR THERETO, AND IN CONJUNCTION THEREWITH, THE FIRM ADVISED THE PARTIES TO THIS AGREEMENT THAT: (I) THE FIRM DID NOT AND DOES NOT REPRESENT THE INTERESTS OF REPRESENTATIVE OR ANY OF THE PRINCIPALS AND (II) REPRESENTATIVE SHOULD CONFER WITH SEPARATE COUNSEL WITH REGARD TO ITS INTERESTS. REPRESENTATIVE FURTHER ACKNOWLEDGES THAT (I) REPRESENTATIVE ENTERS INTO THIS AGREEMENT AFTER HAVING HAD THE OPPORTUNITY TO CONSULT WITH SEPARATE COUNSEL AND (II) REPRESENTATIVE HAS NOT RELIED ON ANY ADVICE OF THE FIRM IN ENTERING INTO THIS AGREEMENT.
(i) The PEI Entities (other than the Company which is a party hereto) shall be third party beneficiaries of this Agreement, including, without limitation, with respect to the provisions contained in Sections 3(b), 13, 14, 15 and 16 hereof.
(j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SOIL DISPOSAL GROUP, INC.		PEI DISPOSAL GROUP, INC.

By:	/s/ Richard Rivkin Richard Rivkin, President	By:	/s/ Joseph Kotrosits Joseph Kotrosis, President
The undersigned Principals and AEG are executing this Agreement for the purpose of being personally and individually bound to the confidentiality provisions set forth in Section 13 hereof and the non-competition, non-solicitation and non-disparagement provisions set forth in Section 14 hereof.

/s/ Richard Rivkin Richard Rivkin	/s/ Stephen Shapiro Stephen Shapiro

/s/ James Case	/s/ Jeffrey Berger

James Case	Jeffrey Berger

AARON ENVIRONMENTAL GROUP, INC.

By:	/s/ Richard Rivkin Richard Rivkin, President

State of New York	:

SS
County of Nassau	:
On this 20th day of November, in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared Richard Rivkin, Stephen F. Shapiro, Jeffrey Berger and James Case, in their respective individual capacities; Richard Rivkin, in his capacity as president of Aaron Environmental Group, Inc, and in his capacity as president of Soil Disposal Group, Inc.; and Joseph Kotrosis, in his capacity as president of PEI Disposal Group, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their individual and/or representative capacities, and that by their signature(s) on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed this instrument.

/s/ Bryce R. Levine
(Signature and office of individual taking acknowledgement)
Sworn to before me this 20th
day of November, 2007.

Exhibit A
Prospect List
[Omitted.]

Exhibit 19
List of Shareholders of Representative
Each of the following Persons is the owner of 25% of the issued and outstanding capital stock of Representative:
Aaron Environmental Group, Inc.**
19 Kirkland Drive
Greenlawn, NY 11740
631.261.2941
.. FID# XX-XXXXXXX
Stephen F. Shapiro
2440 Foster Court
North Bellmore, NY 11710
516 785-0326
SS: XXX-XX-XXXX
Jeffrey Berger
233 Aspen Court
Wantagh, NY 11793
516 972-9502
SS: XXX-XX-XXXX
James Case
94 Schoolhouse Lane
Roslyn, NY 11577
516.626.7201
SS: XXX-XX-XXXX

**	100% of the issued and outstanding capital stock of Aaron Environmental Group, Inc., is owned by Richard Rivkin, 19 Kirkland Drive, Greenlawn, NY 11740. Phone Number 631.261.2941. SSN: XXX-XX-XXXX